Press Release

FOR IMMEDIATE RELEASE

Analyst and Press Inquiries:	Investor Relations:
David Leggette
+1 610 995 7349	+1 888 711 4272
david.leggette@cbreim.com	www.cbreim.com/igr

CBRE Global Real Estate Income Fund (NYSE: IGR)

Announces Terms of Rights Offering

Philadelphia –February 27, 2023 –The Board of Trustees (the “Board”) of the CBRE Global Real Estate Income Fund (NYSE: IGR) (the “Fund”) today announced that it has approved the terms of the issuance of transferable rights (“Rights”) to the holders of the Fund’s common shares (par value $0.001 per share) (“Common Shares”), as of the record date, March 9, 2023 (the “Record Date”), to subscribe for additional Common Shares at a discount to market price (the “Offer”).

After considering a number of factors, including potential benefits and costs, the Board and the Fund’s investment advisor, CBRE Investment Management Listed Real Assets LLC (the “Advisor”), have determined that it is in the best interests of both the Fund and its shareholders to conduct the rights offering so that, with increased assets, the Fund will be well positioned to seek to take advantage of existing and future investment opportunities in the global real estate markets that the Advisor considers to be consistent with the Fund’s primary investment objective of high current income and secondary investment objective of capital appreciation.

The Advisor believes this is an attractive time to raise additional assets for the Fund based on several factors, including, but not limited to, the following potential benefits:

–	Attractive valuations: the Advisor’s belief that many global real estate securities currently are trading at historically attractive valuations
–	Growth potential: anticipated significant opportunities for investment in real estate sectors aligned with long-term secular themes driving above average growth potential
–	Total return: potential enhancement of the Fund’s distribution and/or net asset value (NAV) appreciation
–	Lower Fund expenses: anticipated positive impact to the Fund’s total expense ratio by spreading fixed costs over a larger asset base
–	Tax-efficiency: potential reduction in the need to sell existing portfolio positions, which may reduce taxable events for shareholders

“Global real estate stocks are attractively valued today; we have not seen valuation levels like this since the global financial crisis in 2008-2009 and the initial COVID drawdown in March 2020. Our team’s analysis of historical market environments suggests that today’s market conditions are favorable for global real estate stock investment,” said Joseph Smith, Chief Investment Officer of CBRE Investment Management Strategies and a Portfolio Manager of the Fund.

CBRE Investment Management Press Release

Holders of Common Shares as of the Record Date will be entitled to participate in the Offer, which will include an over-subscription privilege. Additional information on the Offer is set forth in a Prospectus Supplement dated February 27, 2023, which supplements the Fund’s currently effective shelf offering Prospectus and Statement of Additional Information, which together list the Fund’s strategies and risks.

The Fund declared a regular monthly distribution payable on February 28, 2023, and anticipates declaring a regular monthly distribution payable on March 31, 2023, with respective record dates of February 21, 2023 and March 20, 2023, which will not be payable with respect to Shares that are issued pursuant to the Offer as such issuance will occur after the distribution record dates. Shares issued pursuant to the Offer will be entitled to receive the monthly distribution expected to be payable in April.

Certain key terms of the Offer include:

Title	Subscription Rights to Acquire Common Shares
Rights Issuance	One Right will be issued for every Common Share held as of the Record Date
Subscription Ratio	One new Common Share for every five Rights held (1 for 5)
Subscription Price	Will be determined based upon a formula equal to 95% of the average of the last reported sales price of a Common Share on the NYSE on the Expiration Date and each of the four (4) immediately preceding trading days
Rights	Rights will be transferable and listed on the NYSE with the symbol “IGR RT”
Offer Period	March 9, 2023 (Record Date) through April 6, 2023 (Expiration Date)
Expected Mailing Date for Certificates Evidencing the Right to Subscribe	On or about March 13, 2023

For further information and/or to obtain a copy of the Prospectus Supplement and accompanying Prospectus when available, contact the Information Agent, Georgeson at 1-866-216-0462.

CBRE Investment Management Press Release

About CBRE Investment Management

CBRE Investment Management is a leading global real assets investment management firm with $149.3 billion in assets under management* as of December 31, 2022, operating in more than 30 offices and 20 countries around the world. Through its investor-operator culture, the firm seeks to deliver sustainable investment solutions across real assets categories, geographies, risk profiles and execution formats so that its clients, people and communities thrive.

CBRE Investment Management is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBRE), the world’s largest commercial real estate services and investment firm (based on 2022 revenue). CBRE has approximately 115,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE Investment Management harnesses CBRE’s data and market insights, investment sourcing and other resources for the benefit of its clients. For more information, please visit www.cbreim.com.

*Assets under management (AUM) refers to the fair market value of real assets-related investments with respect to which CBRE Investment Management provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real assets-related loans. This AUM is intended principally to reflect the extent of CBRE Investment Management’s presence in the global real assets market, and its calculation of AUM may differ from the calculations of other asset managers and from its calculation of regulatory assets under management for purposes of certain regulatory filings.